KODIAK ENERGY, INC. – PROGRESS UPDATE ON BRINK ENERGY LTD. ACQUISITION

July 25, 2008

CALGARY, ALBERTA -- (MARKET WIRE) –25/07/08 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") announces a progress update on the previously released acquisition of Brink Energy Ltd. (“Brink”), a private Alberta junior oil and gas corporation.

Kodiak reports that the initial audit of Brink’s records is close to completion.  Some additional work is yet required to complete predecessor company audits in order to finalize the overall audit.  The Corporation is pleased with the progress thus far and thanks everyone involved in moving this project to completion.

In preparation for the successful closing of this acquisition, Kodiak has signed a commitment letter with a Canadian financial institution that will provide, subject to a final definitive agreement, financing for a substantial part of the cash portion of the Brink acquisition cost and first stage development of the Brink properties. The development portion of the financing will be used to fracture the first three oil wells to increase current production.  Kodiak intends to first optimize the existing production and concurrently review development and drilling plans for Q3 and Q4 of 2008 and into 2009 before advising of expected production volumes, capital commitments, taking into consideration prevailing commodity prices and cost of services.

Mr. Bill Tighe, President and CEO of Kodiak, stated, "This acquisition is exciting for our shareholders.  It provides Kodiak with an opportunity to immediately realize revenue and production along with proven and probable reserves.  The Spearfish resource play in addition to the identified Bakken formations will allow for many years of development drilling and production growth, with associated high net backs at current commodity prices.  We will continue to update shareholders as information becomes available.”

This press release does not constitute an offer of any securities.

About Kodiak
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements." . The Brink acquisition has risk factors which may include or have negative effects on Kodiak -- such as but not limited to -- the acquisition may not be completed due to factors outside the Corporation's control or financing complications. The effect of additional debt or actual results could differ materially from those projected in the Corporation's proposed oil and gas related business due to difficultness integrating Brink's operations, risks of liabilities related to Brink and or the assets will not be as valuable or productive as we believe. The Corporation's business is subject to various other risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak's website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contact:
Kodiak Energy, Inc.
William Tighe, President and Chief Executive Officer
Phone: +1 (403) 262-8044
Email: info@kodiakpetroleum.com
Website: www.kodiakpetroleum.com

About Kodiak
Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions. The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

The information in the Engineering Report referred to herein contains the terms "prospective resources". Kodiak advises investors that although these terms are recognized and required by Canadian securities regulations (under National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities), the US Securities and Exchange Commission does not recognize these terms. Investors are cautioned not to assume that any part or all of the resources in this category will ever be converted into reserves. In addition, "prospective resources" have a great amount of uncertainty as to their existence, and economic and legal feasibility. It cannot be assumed that any part of a prospective resource will ever be upgraded to a higher category. Under Canadian rules, estimates of prospective resources may not form the basis of feasibility or pre-feasibility studies, or economic studies except for a "preliminary assessment" as defined under National Instrument 51-101. Under US rules, investors are cautioned not to assume that part or all of a prospective resource exists, or is economically or legally recoverable.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe, Chief Executive Officer
Phone:  +1 (403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com